EXHIBIT 99
                                   ----------

April 27, 2005

FOR IMMEDIATE RELEASE:


CONTACT:
  Trent Troyer, President
  FFD Financial Corporation
  321 North Wooster Avenue
  Dover, Ohio 44622-0038
  (330) 364-7777

        FFD Financial Corporation Reports Net Earnings For The Three- and
                     Nine-Month Periods Ended March 31, 2005

DOVER, OHIO - FFD Financial Corporation, parent company of First Federal Community Bank, reported net earnings for the quarter ended March 31, 2004, of $258,000, or diluted earnings per share of $.22, compared to $172,000, or $.14 per diluted share, of net earnings reported for the comparable 2004 quarter. The increase in net earnings for the current quarter resulted from increases of $197,000 in net interest income, and $20,000 in other income, which were partially offset by increases of $80,000 in general, administrative and other expenses, $44,000 in federal income tax expense, and $7,000 in the provision for loan losses.

Net earnings reported for the nine months ended March 31, 2005, were $632,000, or diluted earnings per share of $.54, an increase of $99,000 from the $533,000, or $.45 per diluted share, of net earnings reported for the comparable nine-month period in 2004. The increase in net earnings for the nine-month period resulted from a $408,000 increase in net interest income, which was substantially offset by increases of $224,000 in general, administrative and other expenses, $51,000 in federal income tax expense, and $11,000 in the provision for loan losses, and a $23,000 decrease in other income

The increase in net interest income resulted from a combination of increases in earning assets and sustained increases in short-term interest rates during the nine month period. The increase in general, administrative and other expenses related primarily to increases in salaries and employee benefits and a decrease in deferred loan origination costs related to the reduction in the number of mortgage loans originated. The decrease in other income resulted from a $51,000 net decrease in mortgage servicing rights income, which was partially offset by an increase of $8,000 in gain on the sale of loans in the secondary mortgage market and an increase in fee income of $19,000.

FFD Financial Corporation reported total assets of $139.7 million at March 31, 2005, an increase of 2.8% over the June 30, 2004 balance of $135.9 million. Loans receivable increased by 6.9% from the June 30, 2004 balance of $114.5 million to $122.5 million at March 31, 2005. Total liabilities of FFD Financial Corporation increased by 2.9% from the June 30, 2004 balance of $119.2 million to $122.7 million at March 31, 2005, and included deposits of $109.3 million, representing an increase of 3.7% over the June 30, 2004 balance of $105.4 million. Shareholders' equity was $17.0 million at March 31, 2005.

FFD Financial Corporation is traded on the NASDAQ SmallCap Market under the symbol FFDF. First Federal Community Bank has full service offices in downtown Dover, downtown New Philadelphia, on the Boulevard in Dover, and a loan production office in downtown Coshocton. The Corporation maintains an interactive web site at www.onlinefirstfed.com.
                        ----------------------

                            FFD Financial Corporation
            CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                 (In thousands)
                                                         March 31,     June 30,
         ASSETS                                              2005          2004
                                                       (unaudited)
Cash and cash equivalents                                $  8,026      $ 10,820
Investment securities                                       3,424         4,402
Mortgage-backed securities                                    771         1,025
Loans receivable                                          122,451       114,505
Other assets                                                5,033         5,140
                                                         --------      --------

         Total assets                                    $139,705      $135,892
                                                         ========      ========

         LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits $109,312                                        $105,446
Borrowings                                                 12,484        12,669
Other liabilities                                             871         1,039
                                                         --------      --------
         Total liabilities                                122,667       119,154

Shareholders' equity                                       17,038        16,738
                                                         --------      --------

         Total liabilities and shareholders' equity      $139,705      $135,892
                                                         ========      ========

                            FFD Financial Corporation
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                        (In thousands, except share data)

                                                   Nine months ended       Three months ended
                                                        March 31,               March 31,
                                                    2005        2004        2005        2004
Total interest income                             $5,110      $4,805      $1,809      $1,605

Total interest expense                             1,796       1,899         616         609
                                                  ------      ------      ------      ------

         Net interest income                       3,314       2,906       1,193         996

Provision for losses on loans                         11          --           7          --
                                                  ------      ------      ------      ------

         Net interest income after provision
           for losses on loans                     3,303       2,906       1,186         996

Other income                                         443         466         125         105

General, administrative and other expense          2,789       2,565         921         841
                                                  ------      ------      ------      ------

         Earnings before income taxes                957         807         390         260

Federal income taxes                                 325         274         132          88
                                                  ------      ------      ------      ------

         NET EARNINGS                             $  632      $  533      $  258      $  172
                                                  ======      ======      ======      ======

         EARNINGS PER SHARE
           Basic                                  $  .55      $  .46      $  .22      $  .15
                                                  ======      ======      ======      ======

           Diluted                                $  .54      $  .45      $  .22      $  .14
                                                  ======      ======      ======      ======